Exhibit 4.2

SENIOR SUBORDINATED

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of the 9th day of February 2007, among DaVita Inc., a Delaware corporation (the “Company”), the Guarantors (as defined below), the persons named as Additional Guarantors signatory hereto (the “Additional Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), amends and supplements the Indenture dated as of March 22, 2005 among the Company, the Guarantors named therein, as guarantors (the “Guarantors”), and the Trustee (the “Original Indenture”) with respect to the Company’s 7 1/4% Senior Subordinated Notes due 2015, as amended and supplemented by that certain First Supplemental Indenture dated as of October 5, 2005 among the Company, the Guarantors and the Trustee.

W I T N E S S E T H:

WHEREAS, the Additional Guarantors are, simultaneously herewith, entering into a Guarantee with respect to certain Indebtedness of the Company and the Original Indenture provides that upon entering into any such Guarantee the Additional Guarantors shall enter into a supplemental indenture agreeing to guarantee the obligations of the Company under the Original Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of Notes, as follows:

Section 1. Defined Terms. All terms used in this Supplemental Indenture which are defined in the Original Indenture have the meanings assigned to them in the Original Indenture.

Section 2. Additional Guarantors. Pursuant to Section 4.19 of the Original Indenture, each of the Additional Guarantors hereby, jointly and severally, unconditionally and irrevocably Guarantees, on a senior basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company (including, without limitation, to the Trustee and to the Holders of the Notes) under the Original Indenture on the terms and subject to the conditions set forth in the Original Indenture and agrees to be bound as a Guarantor under the Original Indenture. In connection herewith, each Additional Guarantor will execute and deliver to the Trustee a notation of Note Guarantee.

Section 3. Miscellaneous.

(a) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(b) In case any one or more of the provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

(c) This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws.

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(d) Except as amended or supplemented by this Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Original Indenture shall continue in full force and effect.

(e) This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(f) The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Additional Guarantors and not of the Trustee.

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SENIOR SUBORDINATED

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DAVITA INC.

By:	/s/ Joseph Schohl
	Name:	Joseph Schohl
	Title:	Vice President and General Counsel

GUARANTORS

Astro, Hobby, West Mt. Renal Care Limited Partnership

Bay Area Dialysis Partnership

Beverly Hills Dialysis Partnership

Carroll County Dialysis Facility, Inc.

Continental Dialysis Center of Springfield-Fairfax, Inc.

Continental Dialysis Centers, Inc.

DVA Healthcare of Pennsylvania, Inc.

DVA Healthcare of Maryland, Inc.

DVA Healthcare of Massachusetts, Inc.

DVA Healthcare Nephrology Partners, Inc.

DVA Healthcare Renal Care, Inc.

DVA Healthcare Procurement Services, Inc.

DVA Laboratory Services, Inc.

DVA Nephrology Partners, Inc.

DVA Nephrology Services, Inc.

DVA of New York, Inc.

DVA Renal Healthcare, Inc.

DVA Supply Corp.

DaVita Nephrology Associates of Utah, L.L.C.

DaVita – West, LLC

Dialysis Holdings, Inc.

Dialysis Specialists of Dallas, Inc.

Downriver Centers, Inc.

East End Dialysis Center, Inc.

Eastmont Dialysis Partnership

Elberton Dialysis Facility, Inc.

Flamingo Park Kidney Center, Inc.

Freehold Artificial Kidney Center, LLC

Houston Kidney Center/Total Renal Care

Integrated Service Network Limited Partnership

Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.)

Kidney Care Services, LLC

Lincoln Park Dialysis Services, Inc.

Mason-Dixon Dialysis Facilities, Inc.

Nephrology Medical Associates of Georgia, LLC

Neptune Artificial Kidney Center, LLC

Open Access Sonography, Inc.

Orange Dialysis, LLC

Pacific Coast Dialysis Center

PDI Holdings, Inc. PDI Supply, Inc.

PDI Supply, Inc.

Peninsula Dialysis Center, Inc.

Physicians Dialysis Acquisitions, Inc.

Physicians Dialysis Ventures, Inc.

Physicians Dialysis, Inc.

Renal Treatment Centers – California, Inc.

Renal Treatment Centers – Hawaii, Inc.

Renal Treatment Centers – Illinois, Inc.

Renal Treatment Centers – Mid-Atlantic, Inc.

Renal Treatment Centers – Northeast, Inc.

Renal Treatment Centers – Southeast, LP

Renal Treatment Centers – West, Inc.

Renal Treatment Centers, Inc.

RMS DM, LLC

RTC – Texas Acquisition, Inc.

RTC Holdings, Inc.

RTC TN, Inc.

Sierra Rose Dialysis Center, LLC

Southwest Atlanta Dialysis Centers, LLC

Total Acute Kidney Care, Inc.

Total Renal Care / Eaton Canyon Dialysis Center Partnership

Total Renal Care of Colorado, Inc.

Total Renal Care of Utah, L.L.C.

Total Renal Care Texas Limited Partnership

Total Renal Care, Inc.

Total Renal Care/Peralta Renal Center Partnership

Total Renal Care/Piedmont Dialysis Partnership

Total Renal Laboratories, Inc.

Total Renal Research, Inc.

TRC – Indiana, LLC

TRC of New York, Inc.

TRC West, Inc.

Tri-City Dialysis Center, Inc.

By:	/s/ H. W. Guy Seay
H. W. Guy Seay, authorized signatory

ADDITIONAL GUARANTORS

Dialysis Centers of Abilene, L.P.

Mid-City New Orleans Dialysis Partnership, LLC

North Atlanta Dialysis Center, LLC

Ontario Dialysis Center, LLC

Renal Life Link, Inc.

South Shore Dialysis Center, L.P.

Southeast Florida Dialysis, LLC

By:	/s/ H.W. Guy Seay
H. W. Guy Seay, authorized signatory

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond Torres
	Name:	Raymond Torres
	Title:	Assistant Vice President